EXHIBIT 99.1

United-Guardian Reports Strong Third Quarter Earnings

HAUPPAUGE, N.Y., Nov. 8, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that net income for the third quarter of 2013 increased by 14% over the third quarter of last year, with earnings per share increasing from $0.24 to $0.28. Net income for the nine-month period ended September 30, 2013 increased from $3,537,875 to $4,183,980 when compared with the same period in 2012. This represents an increase of 18% over last year and a new nine-month record for the company. Earnings per share for the nine-month period also reached a record high of $0.91, compared with $0.77 for the first nine months of 2012.

Ken Globus, United-Guardian's President, stated, "We are very pleased to have attained this record level of earnings despite the fact that there were no sales of Renacidin® Irrigation, our largest pharmaceutical product, for the first nine months of 2013. This was due to manufacturing issues experienced by our Renacidin supplier. I am happy to report that those issues have now be rectified, and we have just received our first Renacidin shipment and have begun resupplying our distributors. We also benefited from increased sales of our personal care products, which made up for most of the shortfall that resulted from the loss of Renacidin sales. With the resumption of Renacidin sales, as well as continued strong demand for our personal care products, we are optimistic that 2013 will be a record year for profits."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2013 and SEPTEMBER 30, 2012
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012	2013	2012

Net sales	$ 3,404,227	$ 3,527,387	$ 10,984,959	$ 11,151,179

Costs and expenses:
Cost of sales	1,211,678	1,334,491	3,986,129	4,339,450
Operating expenses	654,027	598,100	1,851,486	1,749,217
Total costs and expenses	1,865,705	1,932,591	5,837,615	6,088,667

Income from operations	1,538,522	1,594,796	5,147,344	5,062,512

Other income:
Investment income	47,739	51,065	166,846	162,413
Gain on sale of assets	--	--	--	2,750
Income from damage settlement	292,830	--	878,490	--
Total other income	340,569	51,065	1,045,336	165,163

Income before income taxes	1,879,091	1,645,861	6,192,680	5,227,675

Provision for income taxes	602,300	529,700	2,008,700	1,689,800

Net Income	$ 1,276,791	$ 1,116,161	$ 4,183,980	$ 3,537,875

Earnings per common share (Basic and Diluted)	$ 0.28	$ 0.24	$ 0.91	$ 0.77

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900